Exhibit 99.1

Dear Stockholder:

We expect that 2005 will be the year Lipid Sciences springboards from a pre-clinical stage company to being poised to launch a human clinical trial for our proprietary selective HDL delipidation technology.

Why am I so bullish as we enter this new phase of your Company’s development?

Today we have submitted a pre-Investigational Device Exemption packet to the Food and Drug Administration. That action positions us one step closer to our goal of the initiation of a human clinical trial for our HDL Therapy platform.

The information submitted to the FDA is based on solid scientific data, which has been reviewed by our Scientific Advisory Board, that demonstrates that researchers have successfully used Lipid Sciences’ proprietary delipidation process to turn good cholesterol into great cholesterol and thus remove arterial plaque at a greater rate. Dr. Frank M. Sacks, Professor of Cardiovascular Disease Prevention, Harvard School of Public Health, and a member of Lipid Sciences’ Scientific Advisory Board, was invited to present the Company’s breakthrough selective delipidation data at the American Heart Association’s Scientific Session 2004, a major annual health conference that was held in November. This presentation is available for your review on our website: www.lipidsciences.com/abstracts.html.

On the strength of this revolutionary delipidation data, we were able to initiate a study in a relevant human-like model. This study is being conducted at the Wake Forest University Baptist Medical Center under the direction of Dr. Lawrence L. Rudel. Dr. Steven E. Nissen of the Cleveland Clinic Foundation will review the intravascular ultrasound (IVUS) data collected as part of this study. That data will determine the safety and the potential plaque regression as a result of using this selective delipidation therapy. We expect to announce the results of this study in the second quarter of 2005. The successful conclusion of this innovative study will provide a potentially new therapeutic approach in the treatment of cardiovascular diseases by a reversal of atherosclerosis which is a contributing factor in heart attacks and strokes in the high-risk patient.

Major advances have been made in the development of our fully-functional delipidation device. This device is being used in this current animal study and will also be used when we conduct our human clinical trial.

We have also made significant progress on our Viral Immunotherapy platform and have presented pre-clinical data at two gatherings of the world’s leading researchers who seek to understand, prevent, and treat HIV/AIDS. Our data illustrated that a delipidated virus elicited a broader and more robust cellular immune response than live virus at a much lower dose than is typically used for preventive treatments. These positive results have led us to recently launch a series of non-human primate studies to further validate our Viral Immunotherapy process. The results of these studies should bring us one step closer to achieving our goal of developing a therapeutic treatment for HIV and having a significant impact on what is considered a challenging healthcare issue today.

In recognition of the broad potential our delipidation process presents, we received a STTR research grant from National Institutes of Health to use our proprietary delipidation technology to prepare a preventive vaccine against the SARS Coronavirus. The award of this grant represents an important peer-reviewed milestone in the recognition of Lipid Sciences’ unique delipidation technology and also presents an opportunity to broaden the application of it. While early in the process, work is underway with the Lovelace Respiratory Research Institute—the only private, basic science, biomedical research organization in the country totally dedicated to respiratory disease research.

7068 Koll Center Parkway, Suite 401, Pleasanton, CA 94566-3111
Tel: 925-249-4000     Fax: 925-249-4040
www.lipidsciences.com

While we remain intensely focused on our HDL Therapy and Viral Immunotherapy platforms, we also look to the future and have begun to identify other areas where we can apply our proprietary delipidation technology and expand upon it. Taking advantage of our strong intellectual property position, we are now evaluating opportunities to outlicense our technology outside our current areas of focus.

Our ability to look toward the future with such a clear eye is, in part, due to the Company’s prudent management of cash and working capital. The Company believes it has at its disposal sufficient capital to fund its operations at least through the early part of 2006. We are taking the steps necessary to launch a human clinical trial. That includes appropriately expanding the employee base to include the best people possible to meet the new technical and clinical demands that will be placed upon us.

So even though in the marketplace we may be compared to other development-stage biotechnology companies, we believe we are much further along on the curve towards achieving our objectives and we look forward to keeping you updated on our progress this year.

On behalf of our employees and valued partners, let me close by thanking you for your continued support of Lipid Sciences and for joining us on our quest to develop a new approach to the treatment of cardiovascular and select viral diseases.

Sincerely,

Richard G. Babbitt
Chairman of the Board

10 January 2005

Forward-Looking Statements: This letter contains forward-looking statements concerning plans, objectives, goals, strategies, study results, anticipations, expectations, future events or performance as well as all other statements that are not statements of historical fact. The forward-looking statements contained in this letter reflect our current beliefs and expectations on the date of this letter. Actual results, performance or outcomes may differ materially from what is expressed in the forward-looking statements. Readers are referred to the documents filed by us with the SEC, specifically the most recent reports on Form 10-K and Form 10-Q which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. In addition to those risk factors, other factors that could cause actual results to differ materially include the following: Our inability to obtain adequate funds or attract strategic partners or to effect other transactions; our technology not proving to be safe or effective; our inability to obtain regulatory approval for our technology, which is only in the clinical development stage; delay or failure to complete clinical studies; our dependence on our license agreement with Aruba International; our reliance on collaborations with strategic partners; competition in our industry; failure to secure and enforce our intellectual property rights; risks associated with use of biological and hazardous materials; product liability claims; and our dependence on key personnel.

The financial information contained in this letter should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov. Lipid Sciences assumes no obligation to update the forward-looking statements included in this document.